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                                                                                                               Exhibit 12


                                            KANSAS CITY POWER & LIGHT COMPANY

                                    COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                       Year to date
                                          June 30
                                           2002         2001         2000           1999          1998            1997
                                                                          (Thousands)
Income before extraordinary item
   and cumulative effect of changes
   in accounting principle             $  19,050     $ 103,819      $ 128,631     $  81,915     $ 120,722      $  76,560
Add:
Equity investment losses                       -           501         19,441        24,951        11,683          2,748
Minority interests in subsidiaries             -        (5,038)             -             1        (2,222)          (575)
    Income subtotal                       19,050        99,282        148,072       106,867       130,183         78,733

Add:
Taxes on income                           11,338        30,288         53,166         3,180        32,800          8,079
Kansas City earnings tax                       -           583            421           602           864            392
    Total taxes on income                 11,338        30,871         53,587         3,782        33,664          8,471

Interest on value of leased
    property                               3,990        10,679         11,806         8,577         8,482          8,309
Interest on long-term debt                32,443        80,329         60,956        51,327        57,012         60,298
Interest on short-term debt                  869         8,883         11,537         4,362           295          1,382
Mandatorily redeemable Preferred
    Securities                             6,225        12,450         12,450        12,450        12,450          8,853
Other interest expense
    and amortization                       1,870         5,188          2,927         3,573         4,457          3,990

    Total fixed charges                   45,397       117,529         99,676        80,289        82,696         82,832

Earnings before taxes on
     income and fixed charges             75,785       247,682        301,335       190,938       246,543        170,036

Ratio of earnings to fixed charges          1.67          2.11           3.02          2.38          2.98           2.05

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